UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : January 10, 2000

AMERICAN DIVERSIFIED GROUP, INC.

(Exact name of registrant as specified in its charter)

                     Nevada                                                0-23532                                                                             86-0359523

(State or other jurisdiction                  (Commission File Number)                                     (IRS Employer Identification No.)

      of incorporation)

110 North Center Street, Suite 202, Hickory, NC 28601

(Address of principal executive offices)

Registrant's telephone number, including area code:      (828) 322-2044

(Former name, former address, if changed since last report)

Item 5. Other Events.

American Diversified Group, Inc. (the "Company") has agreed to acquire 100% of the issued and outstanding shares of Global Transmedia Communication Corporation, Miami, FL ("Global"). Global has offices and personnel in New York City, San Antonio, St. Louis and Miami, and offers telecommunication services in South America, Mexico and Eastern Europe. Global has recently completed a private financing of $500,000.

The Company is completing due diligence as a condition to the execution of a Share Purchase Agreement with Global to conclude the acquisition. The agreement provides for the purchase of Global in consideration for the issuance to Global of the Company’s preferred shares, which preferred shares will be convertible into shares of the Company’s common stock, with the number of shares determined based upon the price of the Company’s shares on the date of conversion. In addition, the Company has agreed to provide working capital of $1,500,000 to $2,000,000 for Global under the Share Purchase Agreement. Pursuant to this commitment by the Company, it has commenced negotiaitons with private investors for such financing, the terms and condititions of which are being determined.

The Company intends to file a further Current Report on Form 8-K, within approximately 60 days, upon signing the final Share Purchase Agreement, which Form 8-K will also contain the terms of the Company’s securing the requisite working capital.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    AMERICAN DIVERSIFIED GROUP, INC.

January 10, 2000

                    /s/ Jerrold R. Hinton

                        Jerold R. Hinton, President